Exhibit 99.1

Zynex Announces First Quarter 2012 Financial Results

LONE TREE, Colo. – May 8, 2012 - Zynex, Inc. (OTCBB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its first quarter 2012 unaudited financial results.

The Company’s total net revenue increased 35% to $8,944,000 for the three months ended March 31, 2012 from $6,633,000 for the three months ended March 31, 2011. The Company’s revenue base for the first quarter of 2012 was primarily driven by its Zynex Medical subsidiary, in which strong demand continues from its products, and a small amount of revenue was derived from its Zynex NeuroDiagnostics subsidiary. The Company generated net income of $320,000, or $0.01 per share in the first quarter of 2012, versus a net loss of $110,000, or less than $0.01 per share in the first quarter of 2011.

The Company reported a gross profit of $7,131,000, or 80% of net revenue, for the first three months of 2012, as compared to a gross profit of $5,189,000, or 78% of net revenue, for the first three months of 2011.

The Company reported Selling, General and Administrative (SG&A) expenses of $6,645,000, or 74% of net revenue, for the three months ended March 31, 2012, as compared to $5,328,000, or 80% of net revenue, for the three months ended March 31, 2011. Increases in the Company’s SG&A expenses during the first three months of 2012 were primarily attributable to sales and marketing, specifically for sales commissions (based on the 35% increase in net revenue) and investments made to expand the Company’s Zynex Medical field sales force.

The Company generated a first quarter 2012 income from operations of $486,000, income before income taxes of $393,000 and net income of $320,000, or $0.01 per share, versus a first quarter of 2011 loss from operations of $139,000, loss before income taxes of $197,000 and net loss of $110,000, or less than $0.01 per share.

Thomas Sandgaard, CEO stated: “We were pleased with our first quarter 2012 profitability and 35% increase in total net revenue as compared to the first quarter of 2011. The first few months of the calendar year is typically the slowest period for us, as we primarily deal with health insurance companies. The beginning of each year represents a reset for most patient insurance deductibles, which lowers the amount of expected revenue we are able to report. Achieving a 35% increase in net revenue is representative of the strong demand for our Zynex Medical electrotherapy products and volume of orders we continue to obtain quarter over quarter. Although our Zynex Medical subsidiary still represents the majority of reported revenue, we are encouraged to see an increasing contribution from our Zynex NeuorDiagnostics subsidiary where revenue increased at a rate slightly higher than expected. We continued to invest in our Zynex Medical sales team, through the addition of field sales representatives, which allowed us to expand our reach and penetration in key geographic markets. We completed the asset acquisition of NeuroDyne Medical Corp., through our Zynex NeuroDiagnostics subsidiary, during the first quarter of 2012 and are now in process with integrating it into our corporate, Lone Tree facility and introducing its products into our existing distribution channels. Our Zynex Monitoring Solutions subsidiary continues to make progress on further developing our non-invasive blood volume monitor, including planning for additional clinical trials during 2012.”

Outlook:

The Company confirms its initial guidance of anticipated total net revenue of between $38 million and $40 million for 2012 and net income per diluted share of between $0.06 and $0.08 for 2012.

Conference Call and Webcast Information:

Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its first quarter 2012 financial results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information- http://www.visualwebcaster.com/event.asp?id=86761

Conference Call Information- 877-675-4753, pass-code 2589547

Highlights from the first quarter ended March 31, 2012 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Total net revenue	$8,944		$6,633
Gross profit	7,131		5,189
Income (loss) from operations	486		(139)
Income (loss) before income taxes	393		(197)
Net income (loss)	320		(110)
Adjusted EBITDA (1)	682		105
Net income (loss) per share - diluted	$0.01	$	*
Weighted average number of common shares outstanding - diluted	31,037,417		30,631,020

*	Less than $0.01 per share
(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income (loss) to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Three Months Ended March 31,
	2012	2011
Net income	$320	$(110)
Interest expense	93	58
Income taxes	73	(87)
Depreciation and amortization	225	203
Deferred rent	(75)	(55)
Stock-based compensation expense	46	96

Adjusted EBITDA	$682	$105

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company’s proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring.

For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	December 31,
	2012	2011
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$742	$789
Accounts receivable, net	11,642	10,984
Inventory	5,580	4,556
Prepaid expenses	304	293
Deferred tax assets	1,365	1,384
Other current assets	22	42

Total current assets	19,655	18,048

Property and equipment, net	3,446	3,422
Deposits	168	170
Deferred financing fees, net	135	145
Intangible assets, net	233	—
Goodwill	251	—

Total assets	$23,888	$21,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$4,385	$3,289
Current portion of notes payable and other obligations	135	131
Accounts payable	2,524	2,189
Income taxes payable	1,614	1,567
Accrued payroll and payroll taxes	937	702
Deferred rent	315	296
Current portion of contingent consideration	21	—
Other accrued liabilities	1,391	1,574

Total current liabilities	11,322	9,748

Notes payable and other obligations, less current portion	223	258
Deferred rent	1,062	1,156
Deferred tax liabilities	483	483
Warranty liability	20	—
Contingent consideration, less current portion	114	—

Total liabilities	13,224	11,645

Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,083,109 and 30,816,631 shares issued and outstanding at March 31, 2012, and December 31, 2011, respectively.	31	31
Paid-in capital	5,300	5,096
Retained earnings	5,333	5,013

Total stockholders’ equity	10,664	10,140

Total liabilities and stockholders’ equity	$23,888	$21,785

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended
	March 31,
	2012	2011
Net revenue	$8,944		$6,633
Cost of revenue	1,813		1,444

Gross profit	7,131		5,189
Selling, general and administrative expense	6,645		5,328

Income (loss) from operations	486		(139)
Interest expense	(93)		(58)

Income (loss) before income tax	393		(197)
Income tax (expense) benefit	(73)		87

Net income (loss)	$320		$(110)

Basic and diluted net income (loss) per share	$0.01	$	*

* Less than ($0.01) per share

Weighted average number of common shares outstanding:
Basic	30,881,770		30,631,020

Diluted	31,037,417		30,631,020

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED - AMOUNTS IN THOUSANDS)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$320	$(110)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	213	193
Provision for losses on uncollectible accounts receivable	63	84
Amortization of financing fees	12	10
Issuance of common stock for services	—	18
Deferred rent	(75)	(55)
Employee stock-based compensation expense	46	78
Deferred tax benefit	19	(51)
Changes in operating assets and liabilities net of business acquisition (Note 3):
Accounts receivable	(721)	(714)
Inventory	(995)	(185)
Prepaid expenses	(11)	17
Deposit and other current assets	24	5
Accounts payable	335	179
Accrued liabilities	(47)	146
Income taxes payable	47	(261)

Net cash used in operating activities	(770)	(646)

Cash flows from investing activities:
Purchases of inventory used for rental and equipment	(195)	(310)
Cash paid for acquisition	(145)	—

Net cash used in investing activities	(340)	(310)

Cash flows from financing activities:
Net borrowings from line of credit	1,096	1,049
Deferred financing fees	(2)	(25)
Payments on capital lease obligations	(31)	(24)

Net cash provided by financing activities	1,063	1,000

Net increase in cash	(47)	44
Cash at beginning of period	789	602

Cash at end of period	$742	$646

Supplemental cash flow information:
Interest paid	$62	$42
Income taxes paid	$65	$225

Supplemental disclosure of non-cash investing and financing activities:
Common stock issuances for business acquisition	$158	$—
Increase in accounts payable for business acquisition	$100	$—
Increase in contingent consideration for business acquisition	$135	$—